Exhibit 8.1

Powell, Goldstein, Frazer & Murphy LLP
16th Floor
191 Peachtree Street, NE
Atlanta, Georgia 30303

July 26, 2004

Omega Healthcare Investors, Inc.
9690 Deereco Road
Suite 100
Timonium, Maryland 21093

Ladies and Gentlemen:

        We have acted as special counsel to Omega Healthcare Investors, Inc., a Maryland corporation (the "Company"), in connection with the preparation of the Prospectus, dated July 26, 2004, relating to the offering to the public of up to $500,000,000 of the Company's debt securities, preferred stock, common stock and securities warrants (the "Prospectus"), which is being filed under a Registration Statement on Form S-3 (Registration No. 333-            ).

        In rendering our opinion, we have examined and relied on originals or copies certified or otherwise identified to our satisfaction of (i) the Articles of Incorporation of the Company and the Articles of Amendment, Articles of Amendment and Restatement, and Articles Supplementary thereto, (ii) the Prospectus, and (iii) such other documents, certificates, and records as we have deemed necessary or appropriate. We also have relied upon factual statements and representations made to us by representatives of the Company and others that are set forth in a certificate executed and provided to us by the Company (the "Officer's Certificate"). We have also relied on a letter from Explorer Holdings, L.P., regarding the prior ownership of the stock of the Company by Explorer Holdings, L.P., Explorer Holdings Level II, L.P., and Hampstead Investment Partners III, L.P. For purposes of this opinion, we have assumed the validity and accuracy of the documents, certificates and records set forth above, and that the statements and representations made therein are and will remain true and complete. We also have assumed that the Prospectus and such other documents, certificates and records and that the statements as to factual matters contained in the Prospectus are true, correct and complete and will continue to be true, correct and complete through the completion of the transactions contemplated therein.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photo copies, and the authenticity of the originals of such copies. In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party (other than the Company) has, or will have, the power, corporate or other, to enter into and perform all obligations thereunder and we have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties and the validity and binding effect thereof on such parties. All of the documents we have reviewed will be complied with without waiver. Finally, in connection with the opinions rendered below, we have assumed that:

            (i)  During its taxable year ended December 31, 1992 and in each subsequent taxable year to present, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in the Officer's Certificate true for such years;

           (ii)  Explorer Holdings, L.P., Explorer Holdings Level II, L.P., and Hampstead Investment Partners III, L.P. (collectively "Explorer") were partnerships for purposes of Section 544(a)(1) under the Internal Revenue Code of 1986, as amended (the "Code") for all periods during which they owned Company securities; and

          (iii)  Yale University and The Board of Trustees of Leland Stanford Junior University are organizations described in Section 170(b)(1)(A)(ii) of the Code.

        In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all in effect as of the date hereof. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records, statements, representations, covenants, or assumptions on which our opinion is based could affect our conclusions.

        Based on the foregoing, in reliance thereon and subject thereto and to the limitations stated below, it is our opinion that:

          (a)   From and including the Company's taxable year ended December 31, 1992, the Company was and is organized in conformity with the requirements for, and its method of operations as described in the Officer's Certificate has permitted and will permit the Company to meet the requirements for, qualification and taxation as a real estate investment trust ("REIT") under the Code, and, based on the Company's proposed method of operations as described in the Prospectus, the Company will continue to meet such requirements after consummation of the transactions contemplated in the Prospectus.

          (b)   The discussion in the Prospectus under the heading "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS," fairly and accurately summarizes the federal income tax considerations that are likely to be material to a holder of the Company's securities being offered.

        Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the offerings discussed in the Prospectus or of any transaction related thereto or contemplated thereby. This opinion is expressed as of the date hereof, and we are under no obligation to advise you of, supplement or to revise our opinion to reflect, any changes (including changes that have retroactive effect) in applicable law or any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Powell, Goldstein, Frazer & Murphy LLP